EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Completes
Acquisitions Totaling More Than $500 Million1, 2 During 2016

IRVINE, Calif. (Jan. 20, 2017) – American Healthcare Investors, LLC and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that during 2016 the REIT completed property acquisitions totaling approximately $509.5 million and real estate-related investments of $1.9 million. The acquisitions were comprised of 13 medical office buildings, six skilled nursing facilities, four senior housing facilities, expansion of the company’s investment in its portfolio of integrated senior health campuses3 and an increase of a debt investment. Aggregate acquisitions activity during the year resulted in the addition of approximately two million square feet of gross leasable area and approximately 2,670 licensed beds to the Griffin-American Healthcare REIT III portfolio.

“It was an active year for Griffin-American Healthcare REIT III as we worked to add value and further mature the portfolio,” said Danny Prosky, president, chief operating officer and one of the largest stockholders of the REIT. “As we begin 2017, our portfolio is valued at more than $2.9 billion2, 4 and while we have largely completed our portfolio build-out, we may complete additional acquisitions if strategic opportunities arise that complement our existing portfolio.”

As of January 20, 2017, Griffin-American Healthcare REIT III owned a diversified portfolio of 201 medical office buildings, hospitals, senior housing facilities, skilled nursing facilities, integrated senior health campuses and real estate-related investments located throughout the United States and the United Kingdom valued at approximately $2.9 billion, based on aggregate contract purchase price.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2014, and intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT III invests in a diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.1 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of December 31, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing in excess of $22.0 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.4 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42 million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.3 billion2 in asset value, based on purchase price, as of December 31, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

[1]	Based on aggregate contract purchase price of real estate and real estate-related investments, including development projects, acquired between January 1, 2016 and December 31, 2016.

[2]	Includes the property information related to interests held in certain joint ventures.

[3]
During the 12 months ended December 31, 2016, Griffin-American Healthcare REIT III leased seven additional integrated senior health campuses, completed three development projects and acquired the real estate underlying 17 previously leased integrated health campuses, a development parcel with improvements and land through a majority-owned subsidiary of Trilogy Health Services, LLC.

[4]	Based on aggregate contract purchase price of real estate and real estate-related investments, including development projects, in our total portfolio as of January 20, 2017.

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to potential future acquisitions and opportunities. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.

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